Exhibit 99.1

Plymouth Industrial REIT Expands in Ohio with $27 Million Cleveland Acquisition and Pending UPREIT Transaction in Cincinnati

BOSTON—(October 1, 2018) Plymouth Industrial REIT, Inc. (NYSE American: PLYM) announced that it has acquired a 400,000-square foot, multi-tenant Class A industrial building in Cleveland, Ohio for $27.0 million in cash, which was funded with borrowings under the Company’s secured credit facility. The Company also announced the signing of a definitive agreement to acquire a 1.1 million-square-foot, multi-tenant Class B industrial property in Cincinnati, Ohio for total consideration of $24.8 million. The Cincinnati transaction is expected to be funded with the issuance of operating partnership units and the assumption of existing mortgage debt.

The 400,000-square-foot 30339 Diamond Parkway in Cleveland is 100% leased to four tenants, including Royal Appliance Manufacturing Company and Ryder Logistics and located in Cleveland’s high-demand Southeast market. The acquisition is projected to provide an initial yield of 7.6%.

The Cincinnati acquisition, which is expected to close later this month, is projected to provide an initial yield of 8.5%. Plymouth expects to fund the transaction with the issuance of approximately $10.8 million in operating partnership units priced at $17.00 per unit, and the assumption of approximately $14 million of existing mortgage debt. Located on 103 acres with rail and crane service on site, the property is 92% leased to 12 tenants. The transaction is subject to customary closing conditions and due diligence as well as satisfactory assumption of the existing mortgage debt.

Pendleton White, President and Chief Investment Officer of Plymouth Industrial REIT, noted, “Cleveland and Cincinnati are attractive markets for us, and we are excited to increase our presence in each market. In addition to the stabilized income from strong current occupancy, the acquisitions offer opportunities to leverage our leasing expertise on future renewals in tight markets, significantly diversify our tenant base and secure future development potential.”

About Plymouth

Plymouth Industrial REIT, Inc. is a vertically integrated and self-managed real estate investment trust focused on the acquisition and operation of single and multi-tenant industrial properties located in secondary and select primary markets across the United States. The Company seeks to acquire properties that provide income and growth that enable the Company to leverage its real estate operating expertise to enhance shareholder value through active asset management, prudent property re-positioning and disciplined capital deployment.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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Contact:
Tripp Sullivan
SCR Partners
(615) 760-1104
TSullivan@scr-ir.com